Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact:
Charles N. Funk	Katie A. Lorenson	Steven Carr
President & CEO	Sr.VP & CFO	Dresner Corporate Services
319.356.5800	763.545.9005	312.726.3600

MIDWESTONE FINANCIAL GROUP, INC.
REPORTS SECOND QUARTER 2017 FINANCIAL RESULTS
Iowa City, Iowa, July 27, 2017 - MidWestOne Financial Group, Inc. (NASDAQ - MOFG) today reported its financial results for the three and six months ended June 30, 2017. Net income for the second quarter of 2017 totaled $7.2 million compared with $4.8 million for the same period last year, an increase of $2.5 million, or 52.1%. Both basic and diluted earnings per share were $0.59 for the second quarter of 2017 compared with $0.42 per share for both for the second quarter of 2016.
Earnings comparisons between the second quarter of 2017 and the same period in 2016 are highlighted by the following:

•	a decrease of $2.9 million, or 12.5%, in noninterest expense, due primarily to a $1.8 million decrease in merger-related expenses attributable to the merger of Central Bank into MidWestOne Bank; and

•
a $1.3 million, or 5.0%, increase in net interest income, due primarily to a $1.0 million, or 4.1%, increase in loan interest income and a $0.3 million increase in purchase accounting adjustments; partially offset by

•	a $0.2 million, or 3.8%, decrease in noninterest income driven by a decrease in gains on the sale of available for sale securities of $0.2 million.
Net income for the six months ended June 30, 2017 was $13.9 million, an increase of $3.6 million, or 35.4%, compared to $10.3 million for the same period in 2016, with diluted earnings per share of $1.17 and $0.90 for the comparative six month periods, respectively. The increase in net income was due primarily to a $6.0 million, or 12.9%, decrease in noninterest expense driven by a $4.0 million decrease in merger-related expenses, mainly in data processing ($1.9 million) and salaries and employee benefits expense ($1.5 million). Net interest income increased $0.8 million, or 1.5%, and noninterest income decreased $1.1 million, or 9.0%.
President and Chief Executive Officer Charles N. Funk stated, “This was a quarter in which MidWestOne moved forward with demonstrable progress on post-merger integration. Our return on average assets improved to 0.95% and our return on average tangible equity of 11.86% continues to be in line with our strategic goals. Loan growth at the end of the quarter was very good and more in-line with our expectations, and we operated at an efficiency ratio of 58.50% for the second quarter of 2017.”
Results of Operations
Net interest income of $26.2 million for the second quarter of 2017 increased $1.3 million, or 5.0%, from $24.9 million for the second quarter of 2016, primarily due to an increase of $1.8 million, or 6.5%, in interest income. An increase in the merger-related discount accretion of $0.6 million, to $1.3 million for the second quarter of 2017 compared to $0.7 million for the second quarter of 2016, partially offset by a decrease in average loan balances, resulted in loan interest income increasing $1.0 million, or 4.1%, to $25.7 million for the second quarter of 2017 compared to the second quarter of 2016. Income from investment securities was $4.2 million for the second quarter of 2017, up from $3.3 million for the second quarter of 2016, which resulted from an increase of $134.5 million in the average balance, partially offset by a decrease of 10 basis points in the yield of investment securities between the two comparable periods. Interest expense increased $0.6 million, or 18.2%, to $3.7 million for the second quarter of 2017, compared to $3.1 million for the same period in 2016 primarily due to an increase in the cost of interest-bearing deposits of 9 basis points on increased average balances of $91.8 million between the second quarter of 2017 and the same period in 2016. The merger-related amortization of the purchase accounting premium on certificates of deposit, which acts to reduce interest expense, declined from $0.3 million for the second quarter of 2016, to zero for the same period of 2017. Additionally, both the average balance and average rate of Federal Home Loan Bank (“FHLB”) borrowings decreased, resulting in $0.1 million of reduced expense between the comparable periods.

Net interest income for the six months ended June 30, 2017, was $51.3 million, up $0.8 million, or 1.5%, from $50.5 million for the six months ended June 30, 2016, primarily due to an increase of $1.9 million, or 3.4%, in interest income. Interest income on investment securities rose $1.8 million, or 26.4%, to $8.5 million for the first six months of 2017 compared to the first six months of 2016 primarily due to an increase of $127.3 million in the average balance between the comparative periods. Loan interest income increased $0.2 million, or 0.4%, to $49.9 million for the first six months of 2017 compared to the first six months of 2016, primarily due to the 6 basis point increase in average loan yield between the two periods, which included the effect of an increase in the discount accretion related to the merger of the Company with Central Bancshares, Inc. (“Central”), to $2.5 million for the six months ended June 30, 2017, compared to $1.9 million for the six months ended June 30, 2016. The increased loan yield was partially offset by an $8.7 million, or 0.4%, decrease in the average balance of loans between the comparative periods. These income increases were partially offset by an increase of $1.1 million, or 18.6%, in interest expense, to $7.1 million for the six months ended June 30, 2017, compared to $6.0 million for the first six months of 2016. Interest expense on deposits increased $1.1 million, or 25.8%, to $5.5 million for the six months ended June 30, 2017 compared to $4.3 million for the six months ended June 30, 2016, primarily due to the interest expense on deposits for the six months ended June 30, 2017 including no merger-related amortization of the purchase accounting premium on certificates of deposit, and the interest expense on deposits for the six months ended June 30, 2016 including $0.7 million in merger-related amortization. Interest expense related to borrowings was essentially unchanged between the two periods.
The net interest margin for the second quarter of 2017, calculated on a fully tax-equivalent basis, was 3.91%, or 8 basis points higher than the net interest margin of 3.83% for the second quarter of 2016. A higher yield received on loans, combined with higher discount accretion resulted in a 19 basis point increase in overall loan yield. This increase was partially offset by a 10 basis point decrease in the yield on investment securities, resulting in higher yield on interest-earning assets for the second quarter of 2017 compared to the second quarter of 2016. The cost of deposits increased 9 basis points, due primarily to the absence of purchase premium amortization in 2017, while the average cost of borrowings edged higher by 6 basis points. The Company posted a net interest margin of 3.85% for the first six months of 2017, down 4 basis points from the net interest margin of 3.89% for the same period in 2016. The decrease was primarily due to a 27 basis point increase in the cost of certificates of deposit due primarily to the aforementioned decrease in deposit premium amortization, and was the primary factor in a 7 basis point increase in the cost of interest-bearing liabilities. For the first six months of 2017 compared with the same period in 2016, a 6 basis point increase in loan yields and a higher volume of average investment securities, which generally have a lower yield compared to loans, resulted in a 3 basis point decrease in the yield on earning assets.
The provision for loan losses for the three and six months ended June 30, 2017, was marginally higher compared to the same periods in 2016.
Noninterest income for the second quarter of 2017 decreased $0.2 million, or 3.8%, to $5.4 million from $5.6 million in the second quarter of 2016. The greatest decrease was in gain on sale of available for sale securities, which decreased $0.2 million to a small gain for the second quarter of 2017, compared to a $0.2 million gain for the second quarter of 2016. Loan origination and servicing fees decreased $0.1 million, or 16.0%, from $0.8 million for the second quarter of 2016 to $0.7 million for the second quarter of 2017. This decrease was due to a decreased level of loans originated and sold on the secondary market in the second quarter of 2017 compared to the second quarter of 2016, a result of the general decrease in mortgage activity in our markets. Other gain decreased $0.1 million, or 70.2%, between the second quarter of 2017 and the second quarter of 2016 comparable periods, due primarily to lower gains on the sale of other real estate owned. Other gain (loss) represents gains and losses on the sale of branch banking offices, other real estate owned, and other assets. These decreases were partially offset by increases in other service charges and fees, which increased $0.1 million, or 8.6%, from $1.4 million in the second quarter of 2016 to $1.5 million for the second quarter of 2017, and a $0.1 million, or 6.1%, increase in trust, investment and insurance fees.
For the six months ended June 30, 2017, noninterest income decreased $1.1 million, or 9.0%, to $10.9 million from $12.0 million during the same period of 2016. This decline was primarily due to the $1.3 million decrease in other gains for the six months ended June 30, 2017, compared to the same period in 2016. The first six months of 2016 included a net gain on other real estate owned of $0.6 million and a net gain of $0.7 million on the sale of the Barron and Rice Lake, Wisconsin branch offices. Gains on the sale of available for sale securities decreased $0.4 million between the comparative 2016 and 2017 periods. These decreases were partially offset by a $0.3 million decline in loss on the sale of premises and equipment, and the increase of $0.2 million, or 6.9%, in trust, investment, and insurance fees to $3.1 million for the first six months of 2017 compared with $2.9 million for the same period in 2016. Other service charges and fees also increased $0.1 million, or 5.2%, to $2.9 million for the first six months of 2017, from $2.8 million for the same period in 2016.
Second quarter 2017 noninterest expense was $20.0 million, a decrease of $2.9 million, or 12.5%, from the second quarter of 2016, with all expense line items showing a decrease from the comparative period. The total decrease was primarily due to the absence of merger related expenses for the quarter ended June 30, 2017, compared to $1.8 million for the quarter ended June 30, 2016 relating to the merger of Central Bank into MidWestOne Bank. Salaries and employee benefits decreased $1.5 million, or 11.5%, from $13.3 million for the second quarter of 2016 to $11.8 million for the second quarter of 2017 primarily due to the decrease in merger-related expenses of $1.3 million. Other operating expense for the second quarter of 2017 decreased $0.3 million, or 11.9%, compared with the second quarter of 2016, primarily due to lower advertising expenses.
“There is no question that we have made great progress on expense management. The operating expenses associated with our Denver, Colorado office amounted to $0.4 million, or approximately $0.02 per share for the second quarter,” said Mr. Funk.
Noninterest expense decreased to $40.3 million for the six months ended June 30, 2017, compared with $46.3 million for the six months ended June 30, 2016, a decrease of $6.0 million, or 12.9%, with all expense line items showing a decrease from the comparative period. The decrease was primarily due to the absence of merger related expenses for the six months ended June 30, 2017, compared to $4.0 million for the six months ended June 30, 2016 relating to the merger of Central Bank into MidWestOne Bank. Salaries and employee benefits decreased $2.3 million, or 8.8%, from $26.0 million for the six months ended June 30, 2016, to $23.7 million for the six months ended June 30, 2017. This decrease included $1.6 million of merger-related expenses for the six months ended June 30, 2016. The rest of the decrease in salaries and employee benefits was primarily due to decreased staffing levels resulting from restructuring and the sales of branch offices during 2016. Data processing expense declined $2.1 million, or 62.8%, for the six months ended June 30, 2017, compared to the six months ended June 30, 2016, primarily due to the inclusion of $1.9 million in contract termination expense in connection with the bank merger in 2016. Other operating expenses decreased $0.7 million, or 12.8%, from $5.3 million for the six months ended June 30, 2016, to $4.6 million for the six months ended June 30, 2017, primarily due to lower loan and collection expense.
Income tax expense was $3.1 million for the second quarter of 2017 compared to $1.8 million for the same period in 2016, and was $5.7 million for the six months ended June 30, 2017, compared to $3.7 million for the same period in 2016. This expense variation was primarily due to an increase in the level of taxable income between the comparable periods.
Balance Sheet and Asset Quality
Total assets were $3.09 billion at June 30, 2017, an increase of $11.5 million, or 0.4% from December 31, 2016. Loans increased $32.4 million, or 1.5%, from $2.17 billion at December 31, 2016 to $2.20 billion at June 30, 2017, and cash and cash equivalents increased $6.2 million, or 14.3%, between these two dates. These increases were partially offset by decreases in investment securities of $20.5 million, or 3.2%, loans held for sale of $2.6 million, or 61.4%, intangible assets of $1.7 million, or 10.9%, accrued interest receivable of $1.3 million, or 9.1%, and other real estate owned of $0.6 million, or 29.1% between December 31, 2016 and June 30, 2017. Total deposits at June 30, 2017, were $2.49 billion, an increase of $13.3 million, or 0.5%, from December 31, 2016. The mix of deposits saw increases between December 31, 2016 and June 30, 2017 of $30.7 million, or 4.71%, in certificates of deposit, and $6.3 million, or 3.2%, in savings deposits. These increases were partially offset by a decrease in non-interest bearing demand deposits of $18.6 million, or 3.8%, and $5.1 million, or 0.5%, in interest-bearing checking deposits between December 31, 2016, and June 30, 2017. Between December 31, 2016 and June 30, 2017, federal funds purchased increased $9.6 million, or 27.0%, to $45.3 million compared to $35.7 million, while FHLB borrowings decreased $25.0 million, or 21.7% to $90.0 million. The decreased borrowings were the result of increases in deposits and cash from the sale and repayment of investment securities during the period. At June 30, 2017, long-term debt had an outstanding balance of $15.0 million, a decrease of $2.5 million, or 14.3%, from December 31, 2016, due to normal scheduled repayments. Securities sold under agreements to repurchase declined $22.0 million between December 31, 2016 and June 30, 2017, due to normal cash need fluctuations by customers.
Total loans (excluding loans held for sale) increased $32.4 million, or 1.5%, from $2.17 billion at December 31, 2016 to $2.20 billion at June 30, 2017. The mix of loans saw increases between December 31, 2016 and June 30, 2017 primarily concentrated in commercial and industrial, commercial real estate-other, construction and development, and multifamily loans. Decreases occurred in residential real estate, agricultural, farmland, and consumer loans. As of June 30, 2017, the largest category of loans was commercial real estate loans, comprising approximately 49% of the portfolio, of which 6% of total loans were multifamily residential mortgages, 6% of total loans were construction and development, and 4% of total loans were farmland. Residential real estate loans was the next largest category at 22% of total loans, followed by commercial and industrial loans at 22%, agricultural loans at 5%, and consumer loans at 2%. Included in these totals are $22.0 million, net of a discount of $2.6 million, or 1.0% of the total loan portfolio, in purchased credit impaired loans as a result of the merger between the Company and Central in 2015.
Mr. Funk continued, “June was a busy month for loan closings and we ended the quarter at an all-time high of $2.2 billion in loan balances. Included in our balance sheet totals are $20.8 million in loans and $11.2 million in deposits from our Denver, Colorado office, which opened on May 1, 2017.”
Nonperforming loans decreased from $28.5 million, or 1.31% of total loans, at December 31, 2016, to $26.1 million, or 1.19% of total loans, at June 30, 2017. At June 30, 2017, nonperforming loans consisted of $17.7 million in nonaccrual loans, $7.4 million in troubled debt restructures (“TDRs”) and $0.9 million in loans past due 90 days or more and still accruing interest. This compares to nonaccrual loans of $20.7 million, TDRs of $7.3 million, and loans past due 90 days or more and still accruing interest of $0.5 million at December 31, 2016. Nonaccrual loans decreased $2.9 million between December 31, 2016, and June 30, 2017. The balance of TDRs increased $0.1 million between these two dates, as the addition of nine loans (representing five lending relationships) totaling $3.6 million was partially offset by payments collected from TDR-status borrowers totaling $2.3 million, the charge-off of two TDRs totaling $0.2 million, and four loans totaling $1.0 million moving to non-disclosed status. Loans 90 days past due and still accruing interest increased $0.5 million between December 31, 2016, and June 30, 2017, due primarily to a net decrease of four residential real estate loans, with a balance of $0.3 million, and the addition of one commercial and industrial loan in the amount of $0.2 million. Loans past due 30 to 89 days and still accruing interest (not included in the nonperforming loan totals) decreased to $6.2 million at June 30, 2017, compared with $7.8 million at December 31, 2016. At June 30, 2017, other real estate owned (not included in nonperforming loans) was $1.5 million, down from $2.1 million of other real estate owned at December 31, 2016. During the first six months of 2017, the Company had a net decrease of 14 properties in other real estate owned. As of June 30, 2017, the allowance for loan losses was $22.5 million, or 1.02% of total loans, compared with $21.9 million, or 1.01% of total loans at December 31, 2016. The allowance for loan losses represented 86.19% of nonperforming loans at June 30, 2017, compared with 76.76% of nonperforming loans at December 31, 2016. The Company had net loan charge-offs of $1.6 million in the six months ended June 30, 2017, or an annualized 0.15% of average loans outstanding, compared to net charge-offs of $0.5 million, or an annualized 0.04% of average loans outstanding, for the same period of 2016.
“Asset quality metrics generally improved during the second quarter of 2017 compared to the first quarter of 2017,” stated Mr. Funk. “Especially encouraging is the improvement in coverage of nonperforming loans, though we intend to make further progress on this front in the coming months. Roughly 35% of our footprint is in areas that are currently economically challenged due to low farm commodity prices, and we continue to add to the provision for loan losses accordingly.”
Non-acquired loans with a balance of $1.79 billion had $21.5 million of the allowance for loan losses allocated to them, providing an allocated allowance for loan loss to non-acquired loan ratio of 1.20%. Non-acquired loans are total loans minus those loans acquired in the Central merger. New loans and renewed loans made after the merger are considered non-acquired loans.

(in thousands)	Gross Loans (A)	Discount (B)	Loans, Net of Discount (A-B)	Allowance (C)	Allowance/Gross Loans (C/A)	Allowance + Discount/Gross Loans ((B+C)/A)
Total Non-Acquired Loans	$1,790,982	$—	$1,790,982	$21,522	1.20%	1.20%
Total Acquired Loans	417,384	10,863	406,521	988	0.24	2.84
Total Loans	$2,208,366	$10,863	$2,197,503	$22,510	1.02%	1.51%
Investment securities totaled $625.4 million at June 30, 2017, or 20.2% of total assets, a decrease of $20.5 million, or 3.2%, from $645.9 million, or 21.0% of total assets, as of December 31, 2016. A total of $443.0 million of the investment securities were classified as available for sale at June 30, 2017, compared to $477.5 million at December 31, 2016. As of June 30, 2017, the portfolio consisted mainly of obligations of states and political subdivisions (43.6%), mortgage-backed securities and collateralized mortgage obligations (39.1%), corporate debt securities (15.9%), and obligations of U.S. government agencies (0.9%). Investment securities held to maturity were $182.5 million at June 30, 2017, compared to $168.4 million at December 31, 2016.
Capital Adequacy
Total shareholders’ equity was $342.9 million as of June 30, 2017, compared to $305.5 million as of December 31, 2016, an increase of $37.4 million, or 12.2%. This increase was primarily attributable to the issuance of 750,000 shares of common stock in a public offering, resulting in $24.4 million of additional capital, net of expenses. Also contributing to the increase in capital was net income of $13.9 million for the first six months of 2017, a $2.6 million increase in accumulated other comprehensive income due to market value adjustments on investment securities available for sale, and a $0.6 million decrease in treasury stock due to the issuance of 32,168 shares of Company common stock in connection with stock compensation plans. These increases were partially offset by the payment of $3.9 million in common stock dividends. No shares of Company common stock were repurchased in the second quarter of 2017. The total shareholders’ equity to total assets ratio was 11.09% at June 30, 2017, up from 9.92% at December 31, 2016. The tangible equity to tangible assets ratio was 8.86% at June 30, 2017, compared with 7.62% at December 31, 2016. Tangible book value per share was $21.86 at June 30, 2017, an increase from $20.00 per share at December 31, 2016.
Quarterly Cash Dividend Declared
On July 14, 2017, the Company’s board of directors declared a quarterly cash dividend of $0.17 per common share, an increase of $0.005, or 3.0% from that paid last quarter. The dividend is payable September 15, 2017, to shareholders of record at the close of business on September 1, 2017. At this quarterly rate, the indicated annual cash dividend is equal to $0.68 per common share.
“The increase in the quarterly dividend is consistent with our improved operating performance and confidence in our future. We continue to improve our total equity to total asset ratio, which is now more in line with our historical standards,” concluded Mr. Funk.

Termination of FDIC Loss Share Agreements
On July 14, 2017, MidWestOne Bank (the “Bank”), entered into an agreement with the Federal Deposit Insurance Corporation (FDIC) that terminates all of the Bank's loss sharing agreements related to the former Central Bank's six FDIC-assisted acquisitions from 2009 through 2011.
The agreement requires the Bank to pay $0.3 million to the FDIC to settle all outstanding items related to the terminated loss sharing agreements. As a result of entering into the agreement, assets that were covered by the terminated loss sharing agreements, including covered loans in the amount of $27.2 million on June 30, 2017, have been reclassified as non-covered assets, effective July 14, 2017.
Accordingly, in the third quarter of 2017, the Company expects to realize a one-time pre-tax gain of approximately $0.2 million, inclusive of the write-off of the remaining indemnification asset, other receivables from the FDIC and the Bank's clawback liabilities due to the FDIC. The termination of the loss sharing agreements will have no impact on the yields for the loans that were previously covered under this agreement or the allowance for loan losses. All future recoveries, gains, losses and expenses related to these previously covered assets will now be recognized entirely by the Bank since the FDIC will no longer be sharing in such gains or losses. Accordingly, the Company's future earnings will be positively impacted to the extent the Company recognizes gains on any sales or recoveries in excess of the carrying value of such assets. Similarly, the Company's future earnings will be negatively impacted to the extent the Company recognizes expenses, losses or charge-offs related to such assets.
Conference Call Details
MidWestOne will host a conference call for investors at 11:00 a.m., CDT, on Monday, July 31, 2017. To participate, please dial 866-233-3483 at least fifteen minutes before the call start time. If you are unable to participate on the call, a replay will be available until October 31, 2017 by calling 877-344-7529 and using the replay access code of 10096768. A transcript of the call will also be available on the company’s web site (www.midwestone.com) within three business days of the event.
About MidWestOne Financial Group, Inc.
MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. MidWestOne Financial is the parent company of MidWestOne Bank, which operates banking offices in Iowa, Minnesota, Wisconsin, Florida, and Colorado. MidWestOne provides electronic delivery of financial services through its website, MidWestOne.com. MidWestOne Financial trades on the NASDAQ Global Select Market under the symbol MOFG.
Cautionary Note Regarding Forward-Looking Statements
This release contains certain “forward-looking statements” within the meaning of such term in the Private Securities Litigation Reform Act of 1995. We and our representatives may, from time to time, make written or oral statements that are “forward-looking” and provide information other than historical information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the factors listed below. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “should,” “could,” “would,” “plans,” “goals,” “intend,” “project,” “estimate,” “forecast,” “may” or similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Additionally, we undertake no obligation to update any statement in light of new information or future events, except as required under federal securities law.
Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have an impact on our ability to achieve operating results, growth plan goals and future prospects include, but are not limited to, the following: (1) credit quality deterioration or pronounced and sustained reduction in real estate market values causing an increase in the allowance for credit losses and a reduction in net earnings; (2) our management’s ability to reduce and effectively manage interest rate risk and the impact of interest rates in general on the volatility of our net interest income; (3) changes in the economic environment, competition, or other factors that may affect our ability to acquire loans or influence the anticipated growth rate of loans and deposits and the quality of the loan portfolio and loan and deposit pricing; (4) fluctuations in the value of our investment securities; (5) governmental monetary and fiscal policies; (6) legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators (particularly with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the extensive regulations promulgated and to be promulgated thereunder, as well as the Basel III Rules) and changes in the scope and cost of Federal Deposit Insurance Corporation insurance and other coverages; (7) the ability to attract and retain key executives and employees experienced in banking and financial services; (8) the sufficiency of the allowance for loan losses to absorb the amount of actual losses inherent in our existing loan portfolio; (9) our ability to adapt successfully to technological changes to compete effectively in the marketplace; (10) credit risks and risks from concentrations (by geographic area and by industry) within our loan portfolio; (11) the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds, and other financial institutions operating in our markets or elsewhere or providing similar services; (12) the failure of assumptions underlying the establishment of allowances for loan losses and estimation of values of collateral and various financial assets and liabilities; (13) the risks of mergers, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions; (14) volatility of rate-sensitive deposits; (15) operational risks, including data processing system failures or fraud; (16) asset/liability matching risks and liquidity risks; (17) the costs, effects and outcomes of existing or future litigation; (18) changes in general economic or industry conditions, nationally, internationally or in the communities in which we conduct business; (19) changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board; (20) cyber-attacks; and (21) other risk factors detailed from time to time in Securities and Exchange Commission filings made by the Company.

Non-GAAP Presentations:
Certain non-GAAP ratios and amounts are provided to evaluate and measure the Company’s operating performance and financial condition, including tangible book value per share, the tangible equity to tangible assets ratio, return on average tangible equity, net interest margin, earnings per share excluding merger-related expenses, and the efficiency ratio. Management believes this data provides investors with pertinent information regarding the Company’s profitability, financial condition and capital adequacy and how management evaluates such metrics internally.  The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

	As of	As of	As of	As of
	June 30,	March 31,	December 31,	June 30,
(dollars in thousands, except per share data)	2017	2017	2016	2016
Tangible Equity
Total shareholders’ equity	$342,872	$327,514	$305,456	$305,195
Plus: Deferred tax liability associated with intangibles	2,432	2,741	3,068	3,860
Less: Intangible assets, net	(78,172)	(78,976)	(79,825)	(81,719)
Tangible equity	$267,132	$251,279	$228,699	$227,336
Tangible Assets
Total assets	$3,091,045	$3,083,515	$3,079,575	$3,002,194
Plus: Deferred tax liability associated with intangibles	2,432	2,741	3,068	3,860
Less: Intangible assets, net	(78,172)	(78,976)	(79,825)	(81,719)
Tangible assets	$3,015,305	$3,007,280	$3,002,818	$2,924,335
Common shares outstanding	12,218,528	11,959,521	11,436,360	11,435,860
Tangible Book Value Per Share	$21.86	$21.01	$20.00	$19.88
Tangible Equity/Tangible Assets	8.86%	8.36%	7.62%	7.77%

	For the Three Months Ended			For the Six Months Ended
(dollars in thousands, except per share data)	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Net Income	$7,234	$6,713	$4,755	$13,947	$10,299
Plus: Intangible amortization, net of tax(1)	523	552	660	1,074	1,349
Adjusted net income	$7,757	$7,265	$5,415	$15,021	$11,648
Average Tangible Equity
Average total shareholders’ equity	$338,362	$308,318	$303,319	$323,423	$301,195
Plus: Average deferred tax liability associated with intangibles	2,581	2,899	4,098	2,740	4,365
Less: Average intangible assets, net of amortization	(78,554)	(79,381)	(82,268)	(78,958)	(82,773)
Average tangible equity	$262,389	$231,836	$225,149	$247,205	$222,787
Return on Average Tangible Equity (annualized)	11.86%	12.71%	9.67%	12.25%	10.51%

Net Interest Margin Tax Equivalent Adjustment
Net interest income	$26,191	$25,081	$24,940	$51,272	$50,495
Plus tax equivalent adjustment:(1)
Loans	402	403	423	805	850
Securities	841	830	750	1,671	1,510
Tax equivalent net interest income (1)	$27,434	$26,314	$26,113	$53,748	$52,855
Average interest earning assets	$2,817,237	$2,819,206	$2,735,833	$2,818,216	$2,728,174
Net Interest Margin	3.91%	3.79%	3.83%	3.85%	3.89%
(1) Computed on a tax-equivalent basis, assuming a federal income tax rate of 35%

	For the Three Months Ended			For the Six Months Ended
(dollars in thousands, except per share data)	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Net Income	$7,234	$6,713	$4,755	$13,947	$10,299
Plus: Merger-related expenses	—	—	1,799	—	3,980
Net tax effect of above item(1)	—	—	(670)	—	(1,493)
Net income exclusive of merger-related expenses	$7,234	$6,713	$5,884	$13,947	$12,786
Diluted average number of shares	12,219,238	11,555,356	11,453,831	11,878,315	11,448,677
Earnings Per Common Share-Diluted	$0.59	$0.58	$0.42	$1.17	$0.90
Earnings Per Common Share-Diluted, exclusive of merger-related expenses	$0.59	$0.58	$0.51	$1.17	$1.12

Operating Expense
Total noninterest expense	$19,964	$20,335	$22,815	$40,299	$46,261
Less: Amortization of intangibles	(804)	(849)	(1,015)	(1,653)	(2,076)
Operating expense	$19,160	$19,486	$21,800	$38,646	$44,185
Operating Revenue
Tax equivalent net interest income (2)	$27,434	$26,314	$26,113	$53,748	$52,855
Plus: Noninterest income	5,383	5,537	5,595	10,920	12,000
Less: (Gain) loss on sale or call of available for sale securities	(20)	—	(223)	(20)	(467)
(Gain) loss on sale or call of held to maturity securities	—	(43)	—	(43)	—
(Gain) loss on sale of premises and equipment	(8)	2	40	(6)	251
Other (gain) loss	(37)	(13)	(124)	(50)	(1,307)
Operating revenue	$32,752	$31,797	$31,401	$64,549	$63,332
Efficiency Ratio	58.50%	61.28%	69.42%	59.87%	69.77%
(1) Computed based on qualifying tax deductible expenses, assuming a federal income tax rate of 35%
(2) Computed on a tax-equivalent basis, assuming a federal income tax rate of 35%

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of June 30, 2017	As of June 30, 2016	As of December 31, 2016
(dollars in thousands, except per share amounts)	(unaudited)	(unaudited)
ASSETS
Cash and due from banks	$46,234	$33,385	$41,464
Interest-bearing deposits in banks	3,164	75,254	1,764
Federal funds sold	—	2,319	—
Cash and cash equivalents	49,398	110,958	43,228
Investment securities:
Available for sale	442,958	370,855	477,518
Held to maturity (fair value of $183,296 as of June 30, 2017 and $164,792 as of December 31, 2016)	182,478	125,885	168,392
Loans held for sale	1,636	5,048	4,241
Loans	2,197,503	2,168,126	2,165,143
Allowance for loan losses	(22,510)	(21,197)	(21,850)
Net loans	2,174,993	2,146,929	2,143,293
Premises and equipment, net	74,711	76,438	75,043
Accrued interest receivable	12,606	12,171	13,871
Goodwill	64,654	64,654	64,654
Other intangible assets, net	13,518	17,065	15,171
Bank-owned life insurance	47,877	46,581	47,231
Other real estate owned	1,486	4,143	2,097
Deferred income taxes	5,482	—	6,523
Other assets	19,248	21,467	18,313
Total assets	$3,091,045	$3,002,194	$3,079,575
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand	$476,031	$536,052	$494,586
Interest-bearing checking	1,131,151	1,073,023	1,136,282
Savings	203,967	195,887	197,698
Certificates of deposit under $100,000	325,847	336,744	326,832
Certificates of deposit $100,000 and over	356,713	321,855	325,050
Total deposits	2,493,709	2,463,561	2,480,448
Federal funds purchased	45,319	—	35,684
Securities sold under agreements to repurchase	60,182	60,458	82,187
Federal Home Loan Bank borrowings	90,000	107,000	115,000
Junior subordinated notes issued to capital trusts	23,743	23,640	23,692
Long-term debt	15,000	20,000	17,500
Deferred compensation liability	5,224	5,190	5,180
Accrued interest payable	1,551	1,620	1,472
Deferred income taxes	—	83	—
Other liabilities	13,445	15,447	12,956
Total liabilities	2,748,173	2,696,999	2,774,119
Shareholders' equity:
Preferred stock, no par value; authorized 500,000 shares; no shares issued and outstanding at June 30, 2017 and December 31, 2016	$—	$—	$—
Common stock, $1.00 par value; authorized 30,000,000 shares at June 30, 2017 and 15,000,000 shares at December 31, 2016; issued 12,463,481 shares at June 30, 2017 and 11,713,481 shares at December 31, 2016; outstanding 12,218,528 shares at June 30, 2017 and 11,436,360 shares at December 31, 2016	12,463	11,713	11,713
Additional paid-in capital	187,062	163,310	163,667
Treasury stock at cost, 244,953 shares as of June 30, 2017 and 277,121 shares as of December 31, 2016	(5,141)	(5,776)	(5,766)
Retained earnings	147,015	130,543	136,975
Accumulated other comprehensive income (loss)	1,473	5,405	(1,133)
Total shareholders' equity	342,872	305,195	305,456
Total liabilities and shareholders' equity	$3,091,045	$3,002,194	$3,079,575

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Six Months Ended
(unaudited) (dollars in thousands)	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Interest income:
Interest and fees on loans	$25,650	$24,279	$24,635	$49,929	$49,751
Interest on bank deposits	26	5	70	31	78
Interest on federal funds sold	1	—	1	1	1
Interest on investment securities:
Taxable securities	2,590	2,718	1,912	5,308	3,836
Tax-exempt securities	1,587	1,565	1,420	3,152	2,857
Total interest income	29,854	28,567	28,038	58,421	56,523
Interest expense:
Interest on deposits:
Interest-bearing checking	912	798	776	1,710	1,536
Savings	51	51	60	102	166
Certificates of deposit under $100,000	886	859	719	1,745	1,288
Certificates of deposit $100,000 and over	995	917	719	1,912	1,358
Total interest expense on deposits	2,844	2,625	2,274	5,469	4,348
Interest on federal funds purchased	25	46	—	71	25
Interest on securities sold under agreements to repurchase	34	38	32	72	85
Interest on Federal Home Loan Bank borrowings	404	443	467	847	918
Interest on other borrowings	3	3	6	6	12
Interest on junior subordinated notes issued to capital trusts	240	221	196	461	393
Interest on long-term debt	113	110	123	223	247
Total interest expense	3,663	3,486	3,098	7,149	6,028
Net interest income	26,191	25,081	24,940	51,272	50,495
Provision for loan losses	1,240	1,041	1,171	2,281	2,236
Net interest income after provision for loan losses	24,951	24,040	23,769	48,991	48,259
Noninterest income:
Trust, investment, and insurance fees	1,528	1,612	1,440	3,140	2,938
Service charges and fees on deposit accounts	1,257	1,283	1,283	2,540	2,541
Loan origination and servicing fees	718	802	855	1,520	1,474
Other service charges and fees	1,497	1,458	1,378	2,955	2,808
Bank-owned life insurance income	318	328	332	646	716
Gain on sale or call of available for sale securities	20	—	223	20	467
Gain on sale of held to maturity securities	—	43	—	43	—
Gain (loss) on sale of premises and equipment	8	(2)	(40)	6	(251)
Other gain	37	13	124	50	1,307
Total noninterest income	5,383	5,537	5,595	10,920	12,000
Noninterest expense:
Salaries and employee benefits	11,789	11,884	13,321	23,673	25,966
Net occupancy and equipment expense	3,033	3,304	3,326	6,337	6,577
Professional fees	1,036	1,022	1,221	2,058	2,167
Data processing expense	548	711	809	1,259	3,382
FDIC insurance expense	352	367	398	719	819
Amortization of intangible assets	804	849	1,015	1,653	2,076
Other operating expense	2,402	2,198	2,725	4,600	5,274
Total noninterest expense	19,964	20,335	22,815	40,299	46,261
Income before income tax expense	10,370	9,242	6,549	19,612	13,998
Income tax expense	3,136	2,529	1,794	5,665	3,699
Net income	$7,234	$6,713	$4,755	$13,947	$10,299

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION

	As of and for the Six Months Ended June 30, 2017	As of and for the Three Months Ended March 31, 2017	As of and for the Year Ended December 31, 2016	As of and for the Six Months Ended June 30, 2016
(unaudited, dollars in thousands, except per share amounts)
Per Share Data:
Book value per share	$28.06	$27.39	$26.71	$26.69
Tangible book value per share, net of associated deferred tax liability on intangibles*	21.86	21.01	20.00	19.88
Financial Ratios:
Tangible equity/tangible assets (both net of associated deferred tax liability on intangibles)*	8.86%	8.36%	7.62%	7.77%
Total shareholders’ equity/total assets	11.09	10.62	9.92	10.17
Total loans/total deposits	88.12	85.54	87.29	88.01
Asset Quality:
Gross loans	$2,197,503	$2,165,044	$2,165,143	$2,168,126
Allowance for loan losses	22,510	22,217	21,850	21,197
Net charge-offs	1,621	674	5,560	466
Loans past due 30 - 89 days, excluding non-performing and purchased credit impaired loans	6,217	7,417	7,832	16,805
Other real estate owned	1,486	1,696	2,097	4,143
Non-performing loans
Non-accrual loans	$17,740	$20,171	$20,668	$14,950
Restructured loans	7,440	6,880	7,312	7,181
Loans 90+ days past due and still accruing interest	938	3,762	485	1,302
Total non-performing loans	$26,118	$30.813	$28,465	$23,433

Net loan charge-offs/average loans - annualized	0.15%	0.13%	0.26%	0.04%
Nonperforming loans/total loans	1.19	1.42	1.31	1.08
Nonperforming loans + other real estate/total assets	0.89	1.05	0.99	0.92
Allowance for loan losses/total loans	1.02	1.03	1.01	0.98
Allowance for loan losses/nonperforming loans	86.19	72.10	76.76	90.46

	As of and for the Three Months Ended			As of and for the Six Months Ended
(unaudited, dollars in thousands, except per share amounts)	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Per Share Data:
Ending number of shares outstanding	12,218,528	11,959,521	11,435,860	12,218,528	11,435,860
Average number of shares outstanding	12,200,689	11,505,687	11,431,252	11,855,108	11,424,122
Diluted average number of shares	12,219,238	11,555,356	11,453,831	11,878,315	11,448,677
Earnings per common share - basic	$0.59	$0.58	$0.42	$1.18	$0.90
Earnings per common share - diluted	0.59	0.58	0.42	1.17	0.90
Dividends paid per common share	0.165	0.165	0.160	0.33	0.32
Performance Ratios:
Return on average assets - annualized	0.95%	0.89%	0.64%	0.92%	0.69%
Return on average shareholders’ equity - annualized	8.58	8.83	6.31	8.70	6.88
Return on average tangible equity - annualized*	11.86	12.71	9.67	12.25	10.51
Net interest margin*	3.91	3.79	3.83	3.85	3.89
Efficiency ratio*	58.50	61.28	69.42	59.87	69.77
Average Balances:
Total loans	$2,165,776	$2,161,054	$2,176,693	$2,163,428	$2,172,092
Interest-earning assets	2,817,237	2,819,206	2,735,833	2,818,216	2,728,174
Total assets	3,056,740	3,059,397	2,984,900	3,058,069	2,978,700
Interest-bearing deposits	2,024,159	2,007,325	1,932,354	2,015,789	1,907,180
Interest-bearing liabilities	2,227,399	2,250,261	2,144,702	2,238,767	2,138,797
Total equity	338,362	308,318	303,319	323,423	301,195

* Non-GAAP measure. See pages 6-7 for a detailed explanation.